FOR IMMEDIATE RELEASE

CONTACTS:	James G. Rakes, Chairman, President & CEO (540) 951-6236
J. Robert Buchanan, Treasurer (276) 979-0341

NATIONAL BANKSHARES, INC.

REPORTS SECOND QUARTER EARNINGS

BLACKSBURG, VA, JULY 19, 2007: National Bankshares, Inc. (NASDAQ Capital Market: NKSH) posted year-to-date net income of nearly $6.26 million on June 30, 2007, an increase over the $6.23 million earned at the end of the second quarter in 2006. Net income earned in the second quarter this year was $3.14 million, slightly behind the $3.23 million reported in the same period last year. These earnings figures translate to 2007 year-to-date basic net income per share of $0.90, as compared with $0.89 last year. Total assets at June 30 were nearly $877.10 million, up by 3.99% over total assets of $843.41 million on June 30, 2006. In a competitive loan market, total loans grew from $490.16 million at the same time last year to $503.12 million at the end of June 2007.

National Bankshares’ Chairman, President & CEO James G. Rakes commented, “The Company has been able to compensate for the continued effects of compression in the net interest margin in three ways. First, the quality of the loan portfolio remains very good, so contributions to the provision for loan losses have been minimal. Second, noninterest income is up by 3.9% over last year. Finally, the May 2006 merger of our two subsidiary banks has produced savings in several expense categories, and total noninterest expense has declined from $10.90 million at June 30 last year to $10.76 million at the same point this year.” Mr. Rakes added, “We believe that National Bankshares’ history of profitability, together with our practice of sharing those profits with our stockholders in the form of fair dividends, will serve the Company and its stockholders well over time.”

National Bankshares, Inc. is the parent company of National Bank, a 117 year-old community bank that operates from 26 offices throughout Southwest Virginia. The Company, which is headquartered in Blacksburg, Virginia, also has a non-bank subsidiary, National Bankshares Financial Services, Inc. which offers insurance and investment products. National Bankshares, Inc. stock trades on the NASDAQ Stock Market under the symbol “NKSH”. Additional information is available on the Company’s web site at www.nationalbankshares.com.

(unaudited tables follow)

101 Hubbard Street / Blacksburg, Virginia 24060

P.O. Box 90002 / Blacksburg, Virginia 24062-9002

540 951-6300 / 800 552-4123

www.nationalbankshares.com

National Bankshares, Inc. And Subsidiaries

(000’s), except ratios and percent data

Three months ending	June 30, 2007	June 30, 2006	Change

Selected Consolidated Data :
Interest income	$12,695	$11,849	7.14%
Interest expense	5,370	4,374	22.77%
Net interest income	7,325	7,475	-2.01%
Provision for loan losses	13	7	85.71%
Trust income	360	365	-1.37%
Other noninterest income	1,899	1,847	2.82%
Salary and benefits	2,778	2,929	-5.16%
Occupancy expense	412	472	-12.71%
Amortization of intangibles	285	285	0.00%
Other noninterest expense	2,029	1,715	18.31%
Income taxes	-927	-1,052	-11.88%
Net income	$3,140	$3,227	-2.70%
Basic net income per share	$0.45	$0.46	$0.01

Daily averages:
Gross loans	$509,826	$494,387	3.12%
Loans,net	503,706	488,039	3.21%
Total securities	288,215	271,677	6.09%
Total deposits	756,952	738,669	2.48%
Other borrowings	2,235	753	196.81%
Stockholders’ equity	101,105	90,113	12.20%
Cash and due from	14,213	15,830	-10.21%
Interest-earning assets	806,828	774,594	4.16%
Interest-bearing liabilities	648,844	625,375	3.75%
Intangible assets	15,569	16,640	-6.44%
Total assets	866,915	834,745	3.85%

Financial ratios: Note (1)
Return on average assets	1.45%	1.57%	-0.12
Return on average equity	12.46%	14.52%	-2.06
Net interest margin	4.03%	4.30%	-0.27
Average equity to average assets	11.66%	10.80%	0.87
Note (1) Ratio change measured in bp

Allowance for loan losses:
Beginning balance	$5,045	$5,418	-6.88%
Provision for losses	13	7	85.71%
Charge-offs	-89	-122	-27.05%
Recoveries	31	37	-16.22%
Ending balance	$5,000	$5,340	-6.37%

Year to Date	June 30, 2007	June 30, 2006	Change

Selected Consolidated Data :
Interest income	$25,225	$23,432	7.65%
Interest expense	10,786	8,612	25.24%
Net interest income	14,439	14,820	-2.57%
Provision for loan losses	10	24	-58.33%
Trust income	733	745	-1.61%
Other noninterest income	3,705	3,526	5.08%
Salary and benefits	5,619	5,840	-3.78%
Occupancy expense	897	1,005	-10.75%
Amortization of intangibles	569	569	0.00%
Other noninterest expense	3,676	3,486	5.45%
Income taxes	-1,850	-1,937	-4.49%
Net income	$6,256	$6,230	0.42%
Basic net income per share	$0.90	$0.89	$0.01
Fully diluted net income per share	$0.89	$0.89	$0.00
Dividends per share	0	0	$0.00
Dividend payout ratio	41.30	40.53	$0.77
Book value per share	$14.14	13.29	$0.85

Balance sheet at period-end:
Gross loans	$509,232	$496,476	2.57%
Loans, net	$503,118	$490,160	2.64%
Total securities	282,955	267,677	5.71%
Cash and due From	16,934	19,037	-11.05%
Total deposits	771,316	746,581	3.31%
Other borrowings	141	78	80.77%
Stockholders’ equity	98,674	93,173	5.90%
Intangible assets	15,407	16,544	-6.87%
Total assets	877,095	843,407	3.99%

Daily averages:
Gross loans	$506,452	$492,905	2.75%
Loans,net	500,292	486,541	2.83%
Total securities	286,073	272,151	5.12%
Total deposits	759,874	740,298	2.64%
Other borrowings	1,160	772	50.26%
Stockholders’ equity	99,086	91,754	7.99%
Cash and due from	14,453	16,493	-12.37%
Interest-earning assets	806,790	776,117	3.95%
Interest-bearing liabilities	654,345	627,882	4.21%
Intangible assets	15,714	16,734	-6.10%
Total assets	867,003	837,315	3.55%

Financial ratios: Note (1)
Return on average assets	1.46%	1.50%	-0.04
Return on average equity	12.73%	13.69%	-0.96
Net interest margin	4.00%	4.22%	-0.22

Efficiency ratio	52.55%	52.96%	-0.41
Average equity to average assets	11.43%	10.96%	0.47
Note (1) Ratio change measured in bp

Allowance for loan losses:
Beginning balance	$5,157	$5,449	-5.36%
Provision for losses	10	24	-58.33%
Charge-offs	-225	-209	7.66%
Recoveries	58	76	-23.68%
Ending balance	$5,000	$5,340	-6.37%

Nonperforming assets:
Nonaccrual loans	1,136	---	---
Restructured loans	---	---	---
Total nonperforming loans Note (2)	1,136	0	---
Other real estate owned	306	390	-21.54%
Total nonperforming assets	$1,442	$390	269.74%

Asset quality ratios: Note (3)
Nonperforming loans to total loans	0.224%	---	---
Allowance for loan losses to total loans	0.98%	1.08%	-9.60%
Allowance for loan losses to nonperforming loans	440.14%	---	---
Note (2) Loans 90 days past due or more not included
Note (3) Ratio change measured in bp